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Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated March 3, 2010

COMMODITY

DYY DPU DDP DEE

PowerShares DB **Commodity Double Long** ETN **DYY**
PowerShares DB **Commodity Long ETN** **DPU**
PowerShares DB **Commodity Short** ETN **DDP**
PowerShares DB **Commodity Double Short** ETN **DEE**

The PowerShares DB Commodity Double Long Exchange Traded Note (Symbol: DYY), PowerShares DB Commodity Long Exchange Traded Note (Symbol: DPU), PowerShares DB Commodity Short Exchange Traded Note (Symbol: DDP) and PowerShares DB Commodity Double Short Exchange Traded Note (Symbol: DEE) (collectively, the "PowerShares DB Commodity ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index.

All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index™ (the "Index") which is designed to reflect the performance of certain wheat, corn, light sweet crude oil, heating oil, gold and aluminum futures contracts plus the returns from investing in 3 month United States Treasury bills. The Long and Double Long ETNs are based on the Optimum Yield™ version of the Index and the Short and Double Short ETNs are based on the standard version of the Index. The Optimum Yield™ version of the Index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the Index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell PowerShares DB Commodity ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Commodity ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet Prospectus

Financial Details

	DYY	DPU	DDP	DEE
Last Update	3/2/2010 3:59 PM EST	3/2/2010 2:59 PM EST	3/2/2010 2:32 PM EST	3/2/2010 3:43 PM EST
Price	7.75	15.40	39.28	52.96
Indicative Intra-day Value	7.76	15.49	39.33	52.87
Last End of Day RP Value	7.5976	15.3319	39.7595	54.0272
Last Date for End of Day Value	3/1/2010	3/1/2010	3/1/2010	3/1/2010

Index History[1] (Growth of $10,000 since May 31, 2006)

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PowerSharesETNs.com - Commodity
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DYY (Index +2x Levered) $6,624.25
DPU (Index +1x Levered) $9,516.42
$30k
$24k
$18k
$12k
$6k
$0k
2006
2007
2008
2009

Index History[1] (Growth of $10,000 since Jan. 30, 2004)


DDP (Index -1x Levered) $6,922.46
DEE (Index -2x Levered) $3,182.48
$10k
$8k
$6k
$4k
$2k
$0k
2004
2005
2006
2007
2008
2009

PowerShares DB Commodity ETN & Index Data

Ticker Symbols

Commodity Double Long	DYY
Commodity Long	DPU
Commodity Short	DDP
Commodity Double Short	DEE

Intraday Indicative Value Symbols

Commodity Double Long	DYYIV
Commodity Long	DPUIV
Commodity Short	DDPIV
Commodity Double Short	DEEIV

CUSIP Symbols

Commodity Double Long	25154H475
Commodity Long	25154H459
Commodity Short	25154H467
Commodity Double Short	25154H483

Details

ETN price at listing	$25.00
Inception date	4/28/08
Maturity date	4/1/38
Yearly investor fee	0.75%
Listing exchange	NYSE Arca
Index symbol	DBLCMACL

ETN Performance & Index History (%)[1]

As of 12/31/2009	1 Year	3 Year	5 Year	10 Year	Inception
ETN Performance					
Commodity Double Long	28.65	-	-	-	-46.42
Commodity Long	15.29	-	-	-	-22.27
Commodity Short	-13.54	-	-	-	27.86
Commodity Double Short	-28.66	-	-	-	49.73
Index History					
Deutsche Bank Liquid Commodity Index-Optimum Yield™ **+2x Levered**	28.65	-6.42	-	-	-46.42
Deutsche Bank Liquid Commodity Index-Optimum Yield™ **+1x Levered**	15.29	1.30	-	-	-22.27
Deutsche Bank Liquid Commodity Index™ **-1x Levered**	-13.54	-2.27	-4.27	-	27.86
Deutsche Bank Liquid Commodity Index™ **-2x Levered**	-28.66	-11.82	-14.71	-	49.73
Comparative Indexes[2]					
S&P 500 Index	26.46	-5.63	0.42	-	-10.12
Barclays Capital U.S. Aggregate Bond Index	5.93	6.04	6.04	-	5.68

Long Index Weights

As of 3/1/2010

Commodity	Contract Expiry Date	Weight (%)
Aluminium	11/17/2010	13.86
Corn	12/14/2010	10.83
Gold	4/28/2010	10.48
Heating Oil	5/28/2010	19.48
Light Crude	6/22/2010	34.71
Wheat	7/14/2010	10.64

Short Index Weights

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Issuer

Deutsche Bank AG, London Branch

Long-term Unsecured Obligations

Risks

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure to Commodities

Benefits

- Leveraged and short notes
- Relatively low cost
- Intraday access
- Listed
- Transparent
- Tax treatment[3]

As of 3/1/2010

Commodity	Contract Expiry Date	Weight (%)
Aluminium	12/15/2010	14.00
Corn	12/14/2010	10.97
Gold	12/28/2010	10.51
Heating Oil	3/31/2010	19.45
Light Crude	3/22/2010	34.22
Wheat	12/14/2010	10.86

Source: DB, Bloomberg

[1]Index history is for illustrative purposes only and does not represent actual PowerShares DB Commodity ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index (DBLCI) is Jan. 12, 2004. The inception date of the Index's Optimum Yield version is May 24, 2006. Index history is based on a combination of the monthly returns from the relevant commodity index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Commodity ETNs, less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index — Optimum Yield™, and index history for the Short and Double Short Commodity ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index (collectively, the "Commodity Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain commodity futures contracts based on crude oil, heating oil, corn, wheat, gold and aluminum. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.** For current index and PowerShares DB Commodity ETN performance, go to dbfunds.db.com/notes.

[2]The S&P 500® Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index™ is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of monthly index returns.

[3]Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

An investment in the PowerShares DB Commodity ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

Not FDIC Insured — No Bank Guarantee — May Lose Value

The PowerShares DB Commodity ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch that are linked to the Index. The PowerShares DB Commodity ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Commodity ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Commodity ETNs is not equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Commodity ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Commodity ETNs is zero, your investment will expire worthless. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Commodity ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB Commodity ETNs may not be suitable for all investors.

The PowerShares DB Commodity ETNs are concentrated in commodity futures contracts. The

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PowerSharesETNs.c- Commodity          Page4 of4

     market value of the PowerShares DB Commodity ETNs may be influenced by many unpredictable factors, including, among other things, volatile prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

     The  PowerShares  DB  Commodity  Double  Long  ETN and  PowerShares  DB
     Commodity  Double Short ETN are both  leveraged  investments.  As such, they are likely to be more  volatile  than an  unleveraged  investment.
     There is also a greater  risk of loss of  principal  associated  with a leveraged investment than with an unleveraged investment.

 Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus)
 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

 The PowerShares DB Commodity ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk, consequences of seeking monthly leveraged investment results and intend to actively monitor and manage their investments. Investing in the
 ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

 Certain marketing services may be provided for these products by Invesco Aim Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC. Neither firm is affiliated with Deutsche Bank.

 PowerShares(R) is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco PowerShares
 Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

 An  investor should consider the PowerShares DB Commodity ETNs' investment objective, risks, charges and expenses carefully before investing.

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